Exhibit 99.1

Gulfport Energy Corporation 14313 N. May Avenue, Suite 100 Oklahoma City, OK 73134 Phone: (405) 848-8807 Fax: (405) 848-8816	FOR IMMEDIATE RELEASE

For Further Information

Contact:	Jim Palm, CEO
(405) 848-8807, Ext. 179
Mike Moore, VP and CFO
(405) 848-8807, Ext. 108

Gulfport Energy Corporation Announces Results for Three Months Ended March 31, 2006

OKLAHOMA CITY, May 15, 2006 — Gulfport Energy Corporation (NASDAQ: GPOR) reports financial results for the three months ended March 31, 2006. For the three months ended March 31, 2006, Gulfport generated net income of $2.8 million ($0.09 and $0.08 per basic and fully diluted common share, respectively), operating cash flow of $675,000 (as defined below), cash provided by operating activities of $2.4 million and EBITDA of $4.2 million (as defined below) on revenues of $4.5 million. This compares with net income of $1.9 million ($0.08 per share basic and $0.07 fully diluted common share), on total revenues of $6.8 million for the three months ended March 31, 2006. The improvement in earnings was primarily the result of an 47% increase in the average oil price received to $60.74 per barrel for the three months ended March 31, 2006 from $41.41 per barrel for same period in 2005 and the recognition of $2.7 million of business interruption insurance recoveries, offset by a 52% decline in net Boe production to 80 thousand barrels of oil equivalents (“Mboe”) for the three months ended March 31, 2006 from 166 Mboe for the same period in 2005. This production decline was a result of the down time experienced from the damage to our facilities due to Hurricane Rita in September 2005.

Hurricane Rita / Facilities Update

On September 24, 2005, the tidal surge from Hurricane Rita caused damage to our West Cote Blanche Bay (“WCBB”) facilities. We lost more than 150 days of production, but our main tank batteries, which handled approximately 70% of our production before Hurricane Rita, again became operational during the first quarter of 2006. We anticipate that the balance of our production facilities at WCBB will be brought on line within the next 90 days. We began returning wells to production during the first quarter of 2006, and as of May 15, 2006, 27 of the 57 active wells in the field prior to Hurricane Rita had been returned to production. We continue to reactivate our remaining shut-in WCBB wells and have recently begun producing from thirteen new wells that were drilled after Hurricane Rita but had not been completed due to the damage to our facilities caused by that storm. In addition, we have one new WCBB well that we expect to bring on line within the next ten days and three WCBB wells that we expect to bring on line early in the third quarter of 2006.

We had an insurance program in place that we believe will adequately cover the damage to our platform and facilities at WCBB caused by Hurricane Rita. In addition, business interruption insurance has helped mitigate the financial impact of Hurricane Rita on our WCBB operations.

West Cote Blanche Bay Field Drilling Program

To date in 2006, we have drilled twelve new wells and production casing has been run on ten of these wells, with six of those wells now producing and four wells waiting on completion. The remaining two wells drilled to date in 2006 were shallow dry holes, including one exploratory well that was drilled to satisfy our drilling commitment to hold non-productive leasehold interests within the WCBB field. We are currently drilling our 13th 2006 well and within a week will begin drilling our 14th and 15th wells including a deeper, exploratory 11,600’ well. This exploratory WCBB well has an estimated cost of $5.5 million with a net reserve potential of 10-20 BCF.

The twelve wells we have drilled at WCBB to date in 2006 include six deep wells, two intermediate depth wells and four shallow wells. The deep wells, with total depths ranging from 8,850 to 10,147 feet, have approximately 509 feet of apparent net pay, the intermediate wells, with total depths ranging from 5,000 to 7,500 feet, have approximately 188 feet of apparent net pay and two of the shallow wells, at depths of less than 3,000 feet, have 40 feet of apparent net pay.

Aggregate net production from WCBB during the first quarter of 2006 was 48.0 Mboe. On May 9, 2006, net production at WCBB was 2,695 barrel of oil equivalents.

East Hackberry Updates and 2006 Drilling Program

During 2005, we completed a proprietary 42 square mile 3-D seismic survey at East Hackberry for a total cost of approximately $5.0 million. Given that previous drilling activities at the East Hackberry field were undertaken without the benefit of modern seismic information, we believe that the newly acquired 3-D seismic data will enhance our probability of drilling success. We are evaluating the newly processed 3-D seismic data to identify additional drilling locations. We currently intend to drill six wells during 2006 to measured depths of approximately 13,000 feet using directional drilling techniques. A second rig will be brought in to drill these wells. The 3-D seismic data also suggests the possibility of deep gas production and, as a result, we intend to drill a deep wildcat well during 2007 for a total anticipated well cost of approximately $4.0 million. If productive, multiple offset locations could be drilled.

On May 9, 2006 net production at East Hackberry was 125 Boe. On May 9, 2006, net production at our West Hackberry field was 79 barrels of oil.

On May 9, 2006, Gulfport’s total net production from these three fields was approximately 2,900 Boe.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year. The Gulfport website is www.gulfportenergy.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus provision for income taxes, interest expense, other debt related expenses, accretion expense, depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flows from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

The following presents a reconciliation of net income, the most directly comparable GAAP to EBITDA and cash provided by operating activities to operating cash flow:

Three Months Ended March 31, 2006
Net Income	$2,828,000
Interest expense	270,000
Accretion expense	149,000
Depreciation, depletion, and amortization	993,000

EBITDA	$4,240,000

Three Months Ended March 31, 2006
Cash provided by operating activities	$2,428,000
Adjustments:
Changes in assets and liabilities	(1,753,000)

Operating Cash Flow	$675,000